UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2007

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2007, incumbent directors P. David Kuhl (Director, Busey Bank, Urbana, Illinois) and Kathleen E. Marinangel (CEO/President and Chairman of the Board, McHenry Savings Bank, McHenry, Illinois) were declared directors-elect to the Board of Directors (the "Board") of the Federal Home Loan Bank of Chicago (the "Bank"), each for a three-year term beginning January 1, 2008. These directorships are being filled without an election because the number of nominees for the state of Illinois is equal to the number of open directorships, which is two. Directors Kuhl and Marinangel were declared directors-elect to the Board in accordance with the rules governing the election of Federal Home Loan Bank directors specified in the Federal Home Loan Bank Act ("Bank Act") and the related regulations of the Federal Housing Finance Board ("FHFB"). For more information on these rules, see "Submission of Matters to a Vote of Security Holders" on page 23 in the Bank's 2006 Form 10-K.

At the time of this filing, Mr. Kuhl serves as the Bank's Chairman of the Board, Chairman of the Executive & Governance Committee and an ex officio member of the Affordable Housing, Audit, Personnel & Compensation, Risk Management and Technology Committees. Ms. Marinangel serves as the Chairman of the Affordable Housing Committee and a member of the Executive & Governance and Risk Management Committees. The Board committees on which Directors Kuhl and Marinangel will be named to serve for 2008 have not yet been determined as of the date of this filing.

Pursuant to the Bank Act and FHFB regulations, the Bank's elective directors are required to be an officer or director of a member of the Bank. The Bank is a cooperative, and most of the Bank's business is conducted with its members. In the normal course of business, the Bank extends credit to members whose officers or directors may serve as directors of the Bank on market terms that are no more favorable to them than the terms of comparable transactions with other members. For further discussion, see "Related Persons and Related Transactions" on page 94 of the Bank's 2006 Form 10-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Federal Home Loan Bank of Chicago

Date: September 14, 2007	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary